Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Luke Weick
Marketing Manager
574 267-9198, x47279 office
260 431-7061 mobile
luke.weick@lakecitybank.com

Dan Starr and Mindy Creighton Truex Appointed to Lakeland Financial Corporation and Lake City Bank Boards of Directors
Warsaw, Indiana (May 14, 2025) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN) and Lake City Bank announced today that Dan Starr and Mindy Creighton Truex have been appointed to their respective Boards of Directors.

"Our boards represent the foundational building blocks of stable corporate governance, leadership and engagement in our Indiana communities and provide balanced and thoughtful feedback to our leadership team. The addition of Dan and Mindy brings two proven business and community leaders to the table,” said David M. Findlay, Chairman and CEO. “Our boards are an extension of the bank in our Indiana markets and are active partners in the focus to drive long-term shareholder value. Both Dan and Mindy share a strong commitment to building long-term relationships within their industries and communities, which fits perfectly with Lake City Bank’s community banking philosophy.”

Starr is CEO of Do it Best Corp., a Fort Wayne-based member-owned hardware, lumber and building materials buying cooperative in the home improvement industry with thousands of member-owned locations across the United States and in more than 60 countries. He has been with Do it Best Corp. for two decades and held several leadership roles prior to becoming President and CEO in 2016. Before joining Do it Best Corp., Starr was a partner with Barnes & Thornburg LLP and served as the firm’s Business, Tax & Real Estate departmental administrator in Fort Wayne.

"Lake City Bank plays a vital role in many communities across our state and joining the board is an exciting opportunity," said Starr. "I look forward to contributing to the continued growth and momentum of the bank.”

Starr has a juris doctor degree magna cum laude from the Indiana University School of Law. He has served in numerous board leadership roles within the greater Fort Wayne community, including the Northeast Indiana Innovation Center, St. Francis Family Business Center and Fort Wayne Ballet. He currently serves as chairman of the Parkview Health Board of Directors, as well as on the Manchester University Board of Trustees Outreach Committee and the Do it Best Foundation.

Mindy Creighton Truex is President of Creighton Brothers Farms LLC, a Warsaw-based family-owned farm founded in 1925. With extensive experience in the agricultural sector, she has been instrumental in developing innovative initiatives with Creighton Brothers Farms, including educational and farm-to-table experiences. She has served in leadership roles with national and local agricultural advocacy organizations, including the American Egg Board, United Egg Producers, Indiana State Poultry Association and Purdue University Animal Science Department Dean’s Advisory Committee.

“As a sixth generation Kosciusko County farmer, I’m honored to join the Lake City Bank and Lakeland Financial Corporation boards,” said Creighton Truex. “Lake City Bank has been a part of the fabric of our community since 1872 and I’m excited to help the bank continue to grow.”

Creighton Truex has a bachelor’s degree in agribusiness management from Purdue University. She has served on the boards of many nonprofit organizations that impact her local community, including the Kosciusko County Visitor’s Bureau, Kosciusko County Community Foundation, Kosciusko County Leadership Academy, Purdue University’s Kosciusko County Agricultural Extension, Kosciusko County Farm Bureau, and United Way of Kosciusko County.

Lakeland Financial Corporation (Nasdaq Global Select/LKFN) is a $6.9 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, was founded in 1872 and serves Central and Northern Indiana communities with 54 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in‐market long‐term customer relationships while delivering technology‐forward solutions for retail and commercial clients. For more information visit www.lakecitybank.com.

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